MARCUM
ACCOUNTANTS ▲ ADVISORS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kingstone Companies, Inc. on Form S-3 of our report dated March 16, 2017, with respect to our audits of the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended, appearing in the Annual Report on Form 10-K of Kingstone Companies, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Marcum LLP

Marcum LLP
Hartford, CT
November 16, 2017

MARCUMGROUP
MEMBER

Marcum LLP ▪ City Place II ▪ 185 Asylum Street ▪ 17th Floor ▪ Hartford, Connecticut 06103 ▪ **Phone** 860.760.0600 ▪ **Fax** 860.760.0601 ▪ **www.marcumllp.com**